SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                          [Amendment No. _________]

Filed by the Registrant _X_
Filed by a Party other than the Registrant ___

Check the appropriate box:

_X_  Preliminary Proxy Statement
___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
___  Definitive Proxy Statement
___  Definitive Additional Materials
___  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12



                          VERSAILLES CAPITAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

                          VERSAILLES CAPITAL CORPORATION
                   (Name of Person(s) Filing Proxy Statement)
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                                                       PRELIMINARY COPY

                        VERSAILLES CAPITAL CORPORATION
                         1200 17th Street, Suite 1000
                            Denver, Colorado  80202
               ________________________________________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 9, 1999
               _________________________________________________

     Notice is hereby given that a Special Meeting of Stockholders of Versailles Capital Corp. will be held on Tuesday, February 9, 1999, at 10:00 a.m., Mountain Time, at the offices of Krys Boyle Freedman & Sawyer, P.C., 600 17th Street, Suite 2700 South Tower, Denver, Colorado 80202, and at any and all adjournments thereof, to consider the following matters:

     1. A proposed one for five (1 for 5) reverse split of the outstanding shares of the Company's common stock.

     2. An amendment to the Company's Articles of Incorporation to change the name of the Corporation to Amerimmune Pharmaceuticals, Inc.

     3. An amendment to the Company's Articles of Incorporation to reduce the number of authorized shares of common stock from 6 billion shares of $.05 par value Common Stock to 50 million shares of $.01 par value Common Stock.

     4. An amendment to the Company's Articles of Incorporation to authorize 10,000,000 shares of $.01 par value Preferred Stock in such amounts, in one or more series, and with such designations, preferences, limitations and relative rights for each series as the Board of Directors shall determine; and

     5. The transaction of such other business as may properly come before the meeting or at any adjournment or adjournments thereof.

     Said meeting may be adjourned from time to time without notice other than by announcement at said meeting, or at any adjournment thereof, and any and all business for which said meeting is hereby noticed may be transacted at any such adjournment.

     Only holders of the Company's $.05 par value common stock of record at the close of business on January 25, 1999, will be entitled to notice of and to vote at the meeting and at any adjournment or adjournments thereof. The proxies are being solicited by the Board of Directors of the Company.

     All Shareholders, whether or not they expect to attend the Special Meeting of Shareholders in person, are urged to sign and date the enclosed Proxy and return it promptly in the enclosed postage-paid envelope which requires no additional postage if mailed in the United States. The giving of a proxy will not affect your right to vote in person if you attend the Meeting.

                                BY ORDER OF THE BOARD OF DIRECTORS

                                L. Michael Underwood, President
Denver, Colorado
January 26, 1999

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                       VERSAILLES CAPITAL CORPORATION
                        1200 17th Street, Suite 1000
                           Denver, Colorado  80202
           __________________________________________________

                              PROXY STATEMENT
           __________________________________________________

                     SPECIAL MEETING OF SHAREHOLDERS
                             FEBRUARY 9, 1999

                            GENERAL INFORMATION

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of Versailles Capital Corp., a Colorado corporation (the "Company"), for use at the Company's Special Meeting of Shareholders to be held at the offices of Krys Boyle Freedman & Sawyer, P.C., 600 17th Street, Suite 2700 South Tower, Denver, Colorado, on Tuesday, February 9, 1999, at 10:00 a.m., Mountain Time, and at any and all adjournments thereof. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company's Shareholders on or about January 27, 1999.

     Any person signing and returning the enclosed Proxy may revoke it at any time before it is voted by giving written notice of such revocation to the Company, or by voting in person at the Meeting. The expense of soliciting proxies, including the cost of preparing, assembling and mailing this proxy material to Shareholders, will be borne by the Company. It is anticipated that solicitations of proxies for the Meeting will be made only by use of the mails; however, the Company may use the services of its Directors, Officers and employees to solicit proxies personally or by telephone, without additional salary or compensation to them. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of the Company's shares held of record by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses incurred by them in that connection.

     All shares represented by valid proxies will be voted in accordance therewith at the Meeting.

                     SHARES OUTSTANDING AND VOTING RIGHTS

     The securities entitled to vote at the Special Meeting consist of all of the issued and outstanding shares of the Company's $.05 par value common stock (the "Common Stock"). The close of business on January 20, 1999, has been fixed by the Board of Directors of the Company as the record date. Only Shareholders of record as of the record date may vote at the Special Meeting. As of the record date, there were 1,284,116 shares of Common Stock issued and outstanding.

     Each Shareholder of record as of the record date will be entitled to one vote for each share of Common Stock held as of the record date. Cumulative voting is not permitted. The presence at the Special Meeting of the holders of a majority of the number of shares of the Common Stock outstanding as of the record date will constitute a quorum for transacting business.

                          SECURITY OWNERSHIP OF CERTAIN
                         BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of January 25, 1999, as to the shares of the Common Stock beneficially owned by each person who is the beneficial owner of more than five percent (5%) of the Company's Common Stock,

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each of the Company's Directors and by all of the Company's Directors and
Executive Officers as a group. Each person has sole voting and investment power with respect to the shares shown except as noted.

        Name and Address           Amount and Nature of     Percent
      of Beneficial Owner          Beneficial Ownership     of Class
      -------------------          --------------------     --------

L.  Michael Underwood                  680,520 (1)            53.0%
1200 17th Street, Suite 1000
Denver, Colorado  80202

All Directors and Officers as a        680,520 (1)            53.0%
Group (1 Person)
________________________

(1) Shares held in the name of LMU & Company, Inc., a corporation owned by Mr. Underwood.

                LETTER OF INTENT WITH BRITISH LION MEDICAL, INC.

     LMU & Company, Inc. has signed a Letter of Intent with British Lion Medical, Inc. ("BLM") regarding a reverse acquisition by the Company of BLM. Legal counsel for the Company and BLM are currently preparing a definitive Share Exchange Agreement which will incorporate the provisions of the Letter of Intent. Management of the Company expects that the Share Exchange Agreement will be executed by both companies before the Shareholders meeting scheduled for February 2, 1999, but there is no assurance that an Exchange Agreement will be executed or that the transaction contemplated thereby will be consummated.

     Under the terms of the Letter of Intent and the draft Share Exchange Agreement, the Company is required to have its Shareholders approve (1) a 1 for 5 reverse stock split; (2) a change of the name of the Company to "Amerimmune Pharmaceuticals, Inc."; (3) a reduction in the number of authorized shares of Common Stock from 6 billion to 50 million; and (4) an authorization of 10 million shares of Preferred Stock.

     If the Shareholders approve each of the four items above, the implementation of these changes will be contingent upon the closing of the proposed transaction with BLM.

     If this transaction closes, the current management and Board of Directors of BLM will become the management and Board of Directors of the Company.

                           BRITISH LION MEDICAL, INC.

The Company

     British Lion Medical, Inc. (the "Company") was incorporated in California in August 1997 and commenced operations in October 1998. The Company intends to engage in the pharmaceutical business with the primary purpose of developing Cytolin(R), a drug designed to protect the immune system, especially in patients suffering from Human Immunodeficiency Virus ("HIV"). The Company believes that Cytolin(R) is important for the growing number of patients who have become resistant to drugs currently used to treat the HIV/AIDS virus. The Company intends to use the proceeds from a private offering currently in process to seek governmental approval from the Food and Drug Administration ("FDA") for its product, Cytolin(R).

                                      2
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     In October 1998, the Company entered into a Patent and Trademark License
Agreement with Three R Associates, Inc., a California corporation ("Three R") ("License Agreement"), to obtain an irrevocable, exclusive worldwide license to use the technology and all improvements, applications and patents for any improvement which may be acquired by Three R. Previously, Three R had entered into a Termination, Sale and Shareholder Agreement with Allen D. Allen ("Allen") and CytoDyn(R) of New Mexico, Inc., a New Mexico corporation ("CytoDyn(R)"), dated August 1, 1998 ("Purchase Agreement") whereby: (i) CytoDyn(R) would relinquish the exclusive license to use the technology and patents previously granted by Allen, and assign the trademark name to Three R in exchange for shares of the Company's stock; and (ii) Allen would convey all United States Patent rights, foreign patent rights, and all technological know-how underlying the drug, Cytolin(R), to Three R. The Purchase Agreement is subject to the following conditions: (i) Three R would grant an exclusive worldwide license to the patent rights and sublicense the trademark name to the Company; (ii) the Company would enter into an agreement with Western Center for Clinical Studies, Inc., a California corporation ("WCCS"), for purposes of assisting the Company in obtaining the approval of the FDA necessary to market the product for commercial use; and (iii) the Company would merge with and into a public company.

     The Company's offices are located at 21550 Oxnard Street, Suite 835, Woodland Hills, California 91367. Its telephone number is (818) 676-0404.

     The Company has not generated any revenue and its only material asset is the license agreement discussed above.

Management of British Lion Medical, Inc.

     The following table sets forth the names and positions of the directors and executive officers and key employees of the Company:

                                                          Officer or
      Name             Age         Position              Director Since
      ----             ---         --------              --------------

Lois Rezler            46     President and Director         1998


Daniel L. Azarnoff     72     Vice President                 1998
                              and Director

Roy S. Azarnoff        67     Secretary/Treasurer            1998
                              and Director

     The directors of the Company are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Officers of the Company are elected annually by the Board of Directors and hold office until their successors are elected and qualified.

     The following sets forth biographical information concerning the Company's directors and executive officers.

     Lois Rezler, Ph.D. was appointed as a Director and named as President of the Company in October 1998. Since April 1998, Dr. Rezler has served as Vice President of Science and Regulatory Affairs of Entropin, Inc. For more than ten years, Dr. Rezler has been engaged in consulting for various pharmaceutical and biotechnology corporations including Smith Kline, Smith &

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Nephew, Cheesborough Ponds, CIBA, Merck Sharpe Dome, Baxter Travenol and
others. Since January 1996, Dr. Rezler has acted as a regulatory consultant for Western Center for Clinical Studies. On behalf of her various clients, Dr. Rezler's duties and responsibilities have included working at bench level to assist in drug design and development, preparing and submitting grant applications to various government agencies, consulting in all aspects of preparing IND and NDA submissions to the FDA, including biologics, devices, new drugs, priority drugs and orphan drugs. Dr. Rezler's duties also include responsibility for developing time lines and budgets for the project. Dr. Rezler received her Ph.D. in Public Health from Edinburgh University.

     Daniel L. Azarnoff, M.D., was appointed as a Director and named as Vice President of the Company in October 1998. From 1988 to present, Dr. Azarnoff has served as President of D. L. Azarnoff Associates, a company engaged in consulting for various pharmaceutical and biotechnology companies including Sandoz, Orion Pharma, DeNovo, Inc., Cibus Pharmaceutical and Cellegy Pharmaceuticals, Inc. From 1978 to 1985, Dr. Azarnoff was Corporate Senior Vice President of G.D. Searle & Co., an international pharmaceutical company, and from 1978 through 1985 served as President of Searle Research and Development, a division of G. D. Searle & Co. Dr. Azarnoff was on the faculty of the University of Kansas Medical School ("KUMC") from 1962 through 1978 rising to the rank of KUMC Distinguished Professor of Medicine and Pharmacology. Dr. Azarnoff has also held faculty positions at Northwestern University Medical School, the University of Chicago Medical School, St. Louis University School of Medicine and was a Fulbright Scholar at the Karolinska Institute in Stockholm, Sweden. Dr. Azarnoff is a member of various medical and honorary societies including the Institute of Medicine of the National Academy of Sciences. He has lectured extensively within and outside the United States, and published numerous scientific articles and books on various aspects of clinical pharmacology. Dr. Azarnoff has served on various advisory committees, including the Endocrine and Metabolism and other Ad Hoc advisory committees of the Food and Drug Administration, World Heath Organization, American Medical Association, National Institutes of Health and National Research Council of the National Academy of Sciences. Dr. Azarnoff has served on the Science Advisory Board of various corporations which include Neurobiological Technologies, Inc., Gilead Science, Inc., Oread, Inc., Cibus Pharmaceutical and Sandoz Research Institute. Dr. Azarnoff has served or is serving as a director on the following pharmaceutical drug and development companies: Entropin, Inc., Oread, Inc., Cibus Pharmaceutical and DeNovo, Inc. Dr. Azarnoff serves as Vice President, Medical/Regulatory Affairs for Cellegy Pharmaceutical, Inc, and was appointed President of Entropin, Inc., in April 1998. None of the above corporations are developing drugs similar to the Company's products. Dr. Azarnoff received a B.S. degree in biology and a M.S. degree in zoology from Rutgers University. Dr. Azarnoff received an M.D. degree from the University of Kansas Medical School.

     Roy S. Azarnoff, Ph.D. was appointed as a Director and named as Secretary/Treasurer of the Company in October 1998. Dr. Azarnoff currently serves as the chief operating officer for Western Center for Clinical Studies (since 1995), a consulting firm that provides research support assistance to community hospitals and medical groups for clinical trials with pharmaceutical, biotechnology, diagnostic and medical device companies, and as Chief Executive Officer of Medical Research Consultant Associates Inc. (since
1989), a consulting firm that provides research support assistance to community hospitals, research institutes and drug and medical device companies. In addition, Dr. Azarnoff became Chief Operating Officer of Entropin, Inc. in April, 1998. From 1986 to 1989, Dr. Azarnoff served as director of the Office of Research and Sponsored Projects at California State University, Northridge, and from 1977-79 and 1981-83, served as administrator



                                       4
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for Technical Assistance Projects at  California State University, Northridge,
Foundation.  Dr. Azarnoff was chief executive officer for Eldercare Management
Group from 1984 to 1986.   Dr. Azarnoff developed and then directed the fourth
largest area agency on aging in the United States as the director for the Office for the Aging for the City of Los Angeles from 1972 to 1977. In addition, Dr. Azarnoff has authored numerous articles and served as assistant
professor at Boston University from 1957 to 1966.   Dr. Azarnoff received his
B.A. from New York University, M.A. from State University of Iowa and his Ph.D. in Communications from the University of Missouri.

     Daniel L. Azarnoff, M.D., the Company's Vice-President and Director, and Roy S. Azarnoff, Ph.D., the Company's Secretary/Treasurer and Director, are brothers.

                             REVERSE STOCK SPLIT

     The Board of Directors has proposed, subject to Shareholder approval, a 1 for 5 reverse split of the outstanding shares of the Company's Common Stock. There are presently 1,284,116 shares outstanding, and the reverse split will therefore reduce this number to approximately 256,850 shares. No fractional shares will be issued and instead a whole share will be issued to any Shareholder entitled to a fraction of a share.

     The reverse split is being proposed because the Company has entered into a letter of intent to acquire BLM. One of the requirements of the letter of intent is that the Company do a 1 for 5 reverse split before the closing. Under the terms of the letter of intent, the Company will issue 8,304,820 shares (post split) to the shareholders of BLM. After the closing and the reverse split, there will be approximately 8,561,670 shares outstanding.

     A reverse stock split has no federal income tax consequences in that it is a non-taxable distribution of the Company's stock under Section 305 of the Internal Revenue Code. A shareholder's basis in each 5 shares before the reverse split will become the basis in one share after the reverse split.

Voting and Board of Directors Recommendation

     An affirmative vote of a majority of the shares outstanding will be required to approve the proposed 1 for 5 reverse split.

     The Board of Directors recommends approval of the proposed 1 for 5 reverse split.

                     AMENDMENT TO THE ARTICLES OF INCORPORATION
                           CONCERNING THE NAME CHANGE

     The Board of Directors is proposing to amend the Company's Articles of Incorporation by changing Article I of the Company's Articles of Incorporation to read as follows:

                                  "ARTICLE I
                                     NAME

         The name of the Corporation shall be Amerimmune Pharmaceuticals, Inc."

     The change is being proposed in order to reflect the name of the proposed new business of the Company as required by the Letter of Intent with BLM.

                                       5
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
Voting and Board of Directors Recommendation

     An affirmative vote of a majority of the shares outstanding will be required to approve the proposed amendment to the Company's Articles of Incorporation.

     The Board of Directors recommends approval of this proposed amendment to the Articles of Incorporation.

                   AMENDMENT TO THE ARTICLES OF INCORPORATION
                    CONCERNING A REDUCTION IN THE NUMBER OF
                       AUTHORIZED SHARES OF COMMON STOCK
                            AND CHANGE IN PAR VALUE

     The Board of Directors is proposing to amend the Company's Articles of Incorporation by reducing the number of authorized shares of Common Stock from 6 billion shares to 50 million shares and to reduce the par value from $.05 to $.01 per share.

     This change is being proposed in order to comply with the Letter of Intent and to better accommodate the capitalization needs of the new business.

Voting and Board of Directors Recommendation

     An affirmative vote of a majority of the shares outstanding will be required to approve the proposed amendment to the Company's Articles of Incorporation.

     The Board of Directors recommends approval of this proposed amendment to the Articles of Incorporation.

                   AMENDMENT TO THE COMPANY'S ARTICLES OF
                 INCORPORATION TO AUTHORIZE PREFERRED STOCK

     The Company's Board of Directors has proposed an amendment to the Company's Articles of Incorporation which would authorize the Company to issue up to 10,000,000 shares of $.01 par value preferred stock (the "Preferred Stock"). If the proposed amendment is approved, the Board of Directors would be empowered, without the necessity of further action or authorization by the Company's stockholders (unless required in a specific case by applicable laws or regulations or stock exchange rules), to authorize the issuance of the Preferred Stock from time to time in one or more series, and to fix by resolution or resolutions, designations, preferences, limitations and relative rights of each of such series. Each series of Preferred Stock could, as determined by the Board of Directors at the time of issuance, rank, with respect to dividends and redemption and liquidation rights, senior to the Company's common stock. No preferred stock is presently authorized by the Company's Articles of Incorporation.

     The amendment would authorize the Board of Directors to determine, among other things, with respect to each series of Preferred Stock which may be issued: (a) the distinctive designation and number of shares constituting such series; (b) the dividend rates, if any, on the shares of that series and whether dividends would be payable in cash, property, rights or securities;
(c) whether dividends would be non-cumulative, cumulative to the extent earned, partially cumulative or cumulative and, if cumulative, the date from which dividends on the series would accumulate; (d) whether, and upon what terms and conditions, the shares of that series would be convertible into or exchangeable for other securities or cash or other property or rights; (e)

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whether, and upon what terms and conditions, the shares of that series would be redeemable; (f) the rights and the preferences, if any, to which the shares of that series would be entitled in the event of voluntary or involuntary dissolution or liquidation of the Company; (g) whether a sinking fund would be provided for the redemption of the series and, if so, the terms of and amounts payable into such sinking fund; (h) whether the holders of such securities would have voting rights and the extent of those voting rights; (i) whether the issuance of any additional shares of such series, or of any other series, shall be subject to restrictions as to issuance or as to the powers, preferences or rights of any such other series; and (j) any other preferences, privileges and relative rights of such series as the Board of Directors may deem advisable. Holders of the Company's common stock have no preemptive right to purchase or otherwise acquire any Preferred Stock that may be issued in the future.

Reasons for and Possible Effects of Proposed Amendment

     The Board of Directors recommends the authorization of Preferred Stock to increase the Company's financial flexibility. The Board believes that the complexity of modern business financing and acquisition transactions requires greater flexibility in the Company's capital structure than now exists. The Preferred Stock would be available for issuance from time to time as determined by the Board of Directors for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company's business and operations, and issuance as part of all of the consideration required to be paid by the Company for acquisitions of other businesses or properties.

    It is not possible to state the precise effect of the authorization of the Preferred Stock upon the rights of holders of the Company's common stock until the Board of Directors determines the respective preferences, limitations and relative rights of the holders of one or more series of the Preferred Stock. However, such effect might include: (a) reduction in the amount otherwise available for payment of dividends on common stock, to the extent dividends are payable on any issued shares of Preferred Stock and restrictions on dividends on common stock if dividends on the Preferred Stock are in arrears;
(b) dilution of the voting power of the common stock to the extent that the Preferred Stock has voting rights; and (c) the holders of common stock not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the Preferred Stock.

     The amendment may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of the Company. Issuance of authorized preferred shares can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make acquisition of a company more difficult or more costly. Such an issuance could discourage or limit stockholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their positions.

Vote Required and Board Recommendation

     The affirmative vote of a majority of the shares of the Company's Common Stock outstanding will be required to approve the proposed amendment to the Articles of Incorporation.

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     The Board of Directors recommends a vote FOR the proposed amendment to the Articles of Incorporation.

                           SHAREHOLDER PROPOSALS

     The Board of Directors has not yet determined the date on which the next Annual Meeting of the Shareholders will be held. Any proposal by a Shareholder intended to be presented at the Company's next Annual Meeting of Shareholders must be received at the offices of the Company a reasonable amount of time prior to the date on which the information or proxy statement for that meeting are mailed to Shareholders in order to be included in the Company's information or proxy statement relating to that meeting.

                               OTHER BUSINESS

     As of the date of this Proxy Statement, management of the Company was not aware of any other matter to be presented at the Meeting other than as set forth herein. A majority vote of the shares represented at the Meeting is necessary to approve any such matters.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    L. Michael Underwood, President
Denver, Colorado
January 26, 1999


                                       8
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
P R O X Y                                           PRELIMINARY COPY

                        VERSAILLES CAPITAL CORPORATION

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints L. Michael Underwood with the power to appoint a substitute, and hereby authorizes him to represent and to vote as designated below, all the shares of common stock of Versailles Capital Corp. held of record by the undersigned on January 25, 1999, at the Special Meeting of Shareholders to be held on February 9, 1999, or any adjournment thereof.

     1. A proposed one for five (1 for 5) reverse split of the outstanding shares of the Company's common stock.

         [  ]  For           [  ]  Against         [  ]  Abstain

     2. An amendment to the Company's Articles of Incorporation to change the name of the Corporation to Amerimmune Pharmaceuticals, Inc.

         [  ]  For           [  ]  Against         [  ]  Abstain

     3. An amendment to the Company's Articles of Incorporation to reduce the number of authorized shares of common stock from 6 billion shares of $.05 par value Common Stock to 50 million shares of $.01 par value Common Stock.

         [  ]  For           [  ]  Against         [  ]  Abstain

     4. An amendment to the Company's Articles of Incorporation to authorize 10,000,000 shares of $.01 par value Preferred Stock in such amounts, in one or more series, and with such designations, preferences, limitations and relative rights for each series as the Board of Directors shall determine.

         [  ]  For           [  ]  Against         [  ]  Abstain

     5. The transaction of such other business as may properly come before the meeting or at any adjournment or adjournments thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2, 3 AND 4.

     SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS ABOVE. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

     The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement.

Dated:  _____________, 1999.
                                    __________________________________________
                                    Signature(s) of Shareholder(s)


Signature(s) should agree with the name(s) stenciled hereon. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.

    PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VERSAILLES CAPITAL CORPORATION. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.